File No. 70-7512

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
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                         POST-EFFECTIVE AMENDMENT NO. 1
                             TO FORM U-1 APPLICATION
                                    UNDER THE
                   PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
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         National Fuel Gas Company          Data-Track Account Services, Inc.
         10 Lafayette Square                10 Lafayette Square
         Buffalo, New York  14203           Buffalo, New York  14203

                    (Names of companies filing this statement
                  and addresses of principal executive offices)
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                            NATIONAL FUEL GAS COMPANY
                    (Name of top registered holding company)
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         Anna Marie Cellino,                 William M. Petmecky,
         Secretary                           Secretary
         National Fuel Gas Company           Data-Track Account Services, Inc.
         10 Lafayette Square                 10 Lafayette Square
         Buffalo, New York  14203            Buffalo, New York  14203

             (Names and addresses of agents for service of process)

             It is requested that the Commission send copies of all
                     notices, orders and communications to:

                               Mark D. Buri, Esq.
                            National Fuel Gas Company
                                   Suite 1500
                               10 Lafayette Square
                             Buffalo, New York 14203

Item 1.  Description of Proposed Transaction
--------------------------------------------

         Introduction
         ------------

         National Fuel Gas Company ("National") is a public utility holding company registered under the Public Utility Holding Company Act of 1935, as amended (the "Act"). National is solely engaged in the business of owning all of the outstanding stock of twelve direct subsidiary corporations. These subsidiaries are engaged primarily in natural gas exploration, production, transmission, storage, distribution, marketing as well as other related activities.

         One of National's direct subsidiaries is Data-Track Account Services, Inc., a New York Corporation ("Data-Track"). Pursuant to its Order of May 6, 1988, HCAR No. 24639 (the "1988 Order"), the Commission, among other things, authorized Data-Track to perform collection services for the subsidiary companies in the National Fuel Gas Company system (the "System"). These collection services were limited to writing and distributing "collection letters" to customers. The Commission's Order of March 5, 1991, HCAR 25265 (the "1991 Order"), supplemented this authority by permitting Data-Track to join the System's money pool and "to expand its activities on behalf of System companies to include additional written contacts and to institute telephone contacts to customers with overdue accounts." Consistent with Section 13(b) of the Act and Rule 90 (17 CFR Sec. 250.90), Data-Track provides its services to companies within the System at cost.

         Proposal
         --------

         In addition to the authorizations contained in the 1988 and 1991 Orders, National and Data-Track respectfully request authority for Data-Track to offer collection services to unaffiliated customers as well as to System companies. Data-Track would offer general collection services to both types of customers including locating debtors, issuing written collection letters to debtors and making telephone contacts with debtors. Data-Track would also monitor monthly payments pursuant to payment arrangements and would provide liquidation reports to its clients. While Data-Track would charge its unaffiliated customers a market-based rate for its services, consistent with
Section 13(b) of the Act and Rule 90 (17 CFR Sec. 250.90), Data-Track would continue to provide its services at cost to companies within the System.

         The ability to service unaffiliated companies would allow Data-Track to more efficiently cope with the cyclical nature of the collections services required by its primary customer, National Fuel Gas Distribution Corporation
("Distribution"). As National's natural gas utility, Distribution experiences its highest level of customer demand during the colder winter months. Accordingly, Distribution has a larger amount of outstanding receivables, and is therefore in need of additional collection services, after those high demand periods.

         Unaffiliated customers would present Data-Track with an opportunity to maintain a more consistent flow of work. A more consistent case load, in turn, would allow Data-Track to more efficiently utilize its personnel. The presence of additional clients would also enable Data-Track to utilize its tangible property, including its computers, telephone systems and rented property, more efficiently by taking advantage of any excess capacity that may exist and by allocating fixed costs over a larger customer base.

         Again, pursuant to Section 13(b) of the Act and Rule 90 (17 CFR Sec. 250.90), Data-Track's collection services would continue to provide its services at cost to System members. Furthermore, as a result of the above-mentioned efficiencies, the presence of unaffiliated customers should lower the cost of Data-Track's collection services to all System members, including Data-Track's principal customer, Distribution.

         Accordingly,   the  applicant-declarants   submit  that  the  requested
approval would be beneficial to National's investors, Distribution's ratepayers and the public in general.

Item 2.  Fees, Commissions and Expenses.
----------------------------------------

         It is estimated at this time that the fees, commissions and expenses to be incurred in connection with this post-effective amendment will not exceed $1,000 in miscellaneous expenses.

Item 3.  Applicable Statutory Provisions.
-----------------------------------------

         If the Commission considers the actions described herein to require any authorization, approval or exemption under any section of the Act or any provision of the rules or regulations thereunder other than those specifically referred to herein, such authorization, approval or exemption is hereby requested.

Item 4.  Regulatory Approval.
-----------------------------

         No federal agency, other than the Commission, has jurisdiction over this proposal.

         No state commission has jurisdiction over this proposal except with respect to the service agreements between Distribution and Data-Track. The current Service Agreement, dated March 1, 1999, is attached hereto as Exhibit A (the "Agreement"). Pursuant to Chapter 21 of the Pennsylvania Public Utility Code, 66 Pa. C.S. Ch. 21, the Agreement requires the approval of the Pennsylvania Public Utility Commission (the "PaPUC"). The PaPUC granted an order containing the required approval on May 13, 1999, a copy of which is attached hereto as Exhibit B. Pursuant to Section 110(3) of the New York Public Service Law, the Agreement could not become effective until it was filed with the New York Public Service Commission (the "PSC"). Distribution filed the Agreement with the PSC under cover dated March 31, 1999.

Item 5.  Procedure.
-------------------

         The applicants respectfully request that an order be issued approving this post-effective amendment by July 31, 1999.

         It is submitted that a recommended decision by a hearing or other responsible officer of the Commission is not needed with respect to this proposal. The office of the Division of Investment Management Office of Public Utility Regulation may assist in the preparation of the Commission's decision. There should be no waiting period between the issuance of the Commission's order and the date on which it is to become effective.

Item 6.  Exhibits and Financial Statements.
-------------------------------------------

         The following are made part of this post-effective amendment:

                  Exhibits
                  --------

                  A - Service Agreement, dated March 1, 1999, by and between
                      Data-Track Account Services, Inc. and National Fuel Gas Distribution Corporation

                  B - May 13, 1999 Order from the  Pennsylvania  Public  Utility
                      Commission (Docket No. G-00990679)

                  Financial Statements
                  --------------------

         Financial statements of the applicant-declarants are deemed unnecessary with respect to the proposed authorization sought herein due to the simple nature of this post-effective amendment. However, financial statements will be furnished to the Commission upon request.

Item 7. Information as to Environmental Effects.
------------------------------------------------

         This  proposal   does  not  involve  major  federal   action  having  a
significant effect on the human environment. No federal agency has prepared or is preparing any environmental impact statement with respect to this proposal.


                                   SIGNATURES

         Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned companies have duly caused this statement to be signed on their behalf by the undersigned thereunto duly authorized.



Dated:   June 29, 1999


                                          NATIONAL FUEL GAS COMPANY


                                          By /s/Anna Marie Cellino
                                             ---------------------------------
                                                Anna Marie Cellino
                                                Secretary


                                         DATA-TRACK ACCOUNT
                                         SERVICES, INC.


                                         By /s/William M. Petmecky
                                            ----------------------------------
                                                William M. Petmecky
                                                Secretary